VARIABLE LIFE INSURANCE COMPANY

RIDER

YEARLY RENEWABLE DECREASING TERM BENEFIT PROVISION WITH PROVISION FOR CHANGE OF PREMIUMS ADDITIONAL INSURANCE FOR A TERM PERIOD AND PAYABLE IF THE INSURED’S DEATH OCCURS DURING THE PERIOD

We agree, subject to the terms and conditions of this Provision and the policy, to pay the amount of Term Insurance, based on the schedule of Term Insurance on page 4D, to the Beneficiary if the Insured dies: (a) during the Term Period or any Renewal Period; and (b) while the policy and this Provision are in full force. We will pay on receipt at our Home Office of due proof of the Insured’s death. The date of issue of this Provision, which is the date the Term Period begins, the initial amount of Term Insurance, and the date the Term Period ends are as shown on page 3 of the policy for this Benefit. Premiums for the Variable Life Insurance Benefit and the initial premium for this Benefit are shown on page 3. A Table of Guaranteed Maximum Renewal Premiums is shown on page 4D. A Table of Currently Projected Premiums is shown on page 4E.

A benefit for this Provision is payable as well as any amount otherwise payable under the policy.

This Provision is made a part of the policy to which it is attached, in consideration of: (a) the application, a copy of which is attached to and made a part of the policy; and (b) payment of the premiums shown on page 3 and page 4D of the policy for this Benefit and the Variable Life Insurance Benefit.

When premiums are waived on the policy in accordance with a disability benefit provision, we will waive premiums for this Provision.

Benefits for this Provision do not vary in accordance with the investment experience of a separate account.

GENERAL

“In full force” as applied to this Provision means it has not terminated.

An amount payable on this Provision shall not affect, nor be affected by, an amount payable on the policy or any other Provision included with the policy.

PREMIUMS

The first premium is shown on page 3. A Table of Guaranteed Maximum Renewal Premiums is shown on page 4D. A Table of Currently Projected Premiums, which is subject to adjustment, is shown on page 4E. We will declare the actual renewal premiums to be used for this Provision. They may increase or decrease but will not exceed the applicable Maximum Renewal Premiums. They will be based on our expectations of future experience for such factors as investment earnings, mortality, persistency and expenses. Any change in actual renewal premiums will be made on a uniform basis for Insureds of the same Issue Age and Premium Class, and whose policies have been in force for the same length of time. Premiums will be reviewed annually, and any change in premiums will be determined in accordance with the procedures and standards on file with the Department of Insurance.

AMOUNT OF TERM INSURANCE

The applicable amount of Term Insurance is shown in the schedule of Term Insurance on page 4D and is based on an interest rate and term period stated in the application. The amount of Term Insurance will decrease each year until the earlier of: (1) the end of the stated term period; or (2) when the amount of Term Insurance reaches the minimum amount limit according to our rules in effect when the policy was issued. Thereafter, the amount of Term Insurance will automatically remain level to the Date of Expiry.

The Owner may also make an earlier election to keep the amount of Term Insurance level. The amount of Term Insurance will cease to decrease as of the next policy anniversary after: (1) we receive written notice of the election; and (2) presentation of the policy for adjustment.

The Owner may elect to change the schedule of Term Insurance to be based on a different interest rate and term period as permitted by our rules in effect at the time we receive notice of the election. The change will be effective as of the next policy anniversary after: (1) we receive written-notice of the election; and (2) presentation of the policy for adjustment.

APPROVED
STATE OF NEW YORK

JAN 7 1987

SUPERINTENDENT OF INSURANCE

V9325C

INCONTESTABILITY, SUICIDE

In applying the Incontestability and Suicide or Self Destruction provisions of the policy to this Provision, the time will run from the date of issue of this Provision.

EXCHANGE OF PROVISION FOR A POLICY

While this Provision is in full force it may be exchanged for a Variable Life Insurance policy which is available as applied for (if not, see “Exchange for Fixed Benefit Policy provision) and which requires no further evidence of insurability, according to our rules in effect on the Date of Issue of the new policy. We will require: (i) written application by the Insured and Owner on our prescribed form; (ii) presentation of the policy for adjustment; and (iii) payment of the first premium for the requested policy. A policy issued in exchange shall be for an Initial Sum Insured equal to the amount of Term Insurance then in effect under this Provision, based on the schedule of Term Insurance on page 4D.

The exchange may be made at any time not later than the Last Rider Exchange Date. The Last Rider Exchange Date is the lesser of: (i) the policy anniversary nearest the Insured’s 75th birthday; and (ii) 3 years before the last date to which premiums may be paid under the policy. The new policy shall: (i) insure only the Insured’s life; (ii) be issued in the same risk class as this Provision as shown in the premium class on page 3 of the policy, with the Issue Age determined from the Date of Issue of the new policy; and (iii) have a Date of Issue which shall be the first valid issue date according to our rules after the conditions for exchange are met.

Any Disability Waiver of Premiums Benefit shown on page 3 of the policy that applies to this Provision may be issued with the new policy: (i) if we offer the Benefit at the Issue Age and at the Date of Issue of the new policy; and (ii) unless the plan of the policy applied for is Variable Whole Life, if evidence satisfactory to us is furnished to our Home Office that the Insured is not totally disabled on the date the written notice to exchange this Provision is signed. Any other Benefit may be issued with the new policy only with our consent and subject to the conditions which we may determine.

The new policy and any Disability Benefit shall be on forms and at rates in effect on its Date of Issue.

EXCHANGE OF PROVISION IF INSURED DISABLED BEFORE POLICY ANNIVERSARY NEAREST AGE 60

If premiums are being waived for this Provision in accordance with any Disability Waiver of Premiums Benefit shown on page 3 for a period which began: (i) before the policy anniversary nearest the Insured’s 60th birthday; and (ii) before the Last Rider Exchange Date, this Provision may be exchanged for a new policy on the Variable Whole Life plan if available in the amount applied for. (If not, see “Exchange for Fixed Benefit Policy” provision.) Exchange may be made not later than the Last Rider Exchange Date: (i) on written application by the Insured and Owner on our prescribed form; and (ii) presentation of the policy for adjustment. If no written notice is received before the Last Rider Exchange Date and the period for which premiums are waived extends to the Last Rider Exchange Date, this Provision will terminate as of that date. It will be replaced with a policy on the Variable Whole Life plan if available in the amount applied for. (If not, see “Exchange for Fixed Benefit Policy” provision.) The new policy shall be on the life of the Insured only. The Date of Issue shall be the first valid issue date according to our rules after the conditions for exchange are met or the first such date on or after the Last Rider Exchange Date, whichever applies.

The policy will be in the same risk class as this Provision as shown in the premium class on page 3 of the policy with: (i) an initial Sum Insured equal to the amount of Term Insurance then in effect, based on the schedule of Term Insurance on page 4D; (ii) an Issue Age determined from its Date of Issue; and (iii) a Disability Waiver of Premiums Benefit. Unless you advise us otherwise by written notice: (1) the Owner and the Beneficiary under the new policy as of its Date of Issue shall be the same as under this policy as of the date this Provision ends; and (2) the elections of the dividend option, premium payment interval, dividend credit option, investment option and automatic loan election shall be the same as were in effect under this policy as of the date this Provision ends. The policy and the Disability Benefit Provision providing for waiver of premiums under the new policy shall be on forms and at rates in effect on its Date of Issue.

V9325C-2 Yearly Renewable Term

EXCHANGE OF PROVISION IF INSURED DISABLED ON OR AFTER POLICY ANNIVERSARY NEAREST AGE 60

If premiums are being waived for this Provision in accordance with any Disability Waiver of Premiums Benefit shown on page 3 for a period which began on or after the policy anniversary nearest the Insured’s 60th birthday, and before the policy anniversary nearest the Insured’s 65th birthday, the Provision may be exchanged for a policy on the Variable Whole Life plan if available in the amount applied for. (If not, see “Exchange for Fixed Benefit Policy” provision.) Exchange may be made not later than the policy anniversary nearest the Insured’s 65th birthday subject to all the applicable terms and conditions of the “Exchange of Provision if Insured Disabled before Policy Anniversary Nearest Age 60” provision; except that a Disability Benefit Provision for Waiver of Premiums in Event of Total Disability will be issued with the new policy. This Provision will provide for waiver of premiums but not beyond the policy anniversary nearest the Insured’s 65th birthday.

EXCHANGE FOR FIXED BENEFIT POLICY

If conditions for exchange are met but a Variable Life Insurance Policy is not available as applied for, a fixed benefit policy may be issued according to our rules in effect at that time.

DISCONTINUANCE ON REQUEST

This Provision may be discontinued as of the due date of any premium on receipt of written notice and presentation of the policy for adjustment to us at our Home Office before the due date of the premium and before the Insured’s death.

RENEWAL OF PROVISION

This Provision may be renewed on the date the Term Period or any Renewal Period ends: (i) if that date is before the last date to which premiums may be paid under the policy; and (ii) if premiums have been paid to the end of the Term Period or Renewal Period. The Renewal Period shall be 1 year.

Renewal of the Provision may be made without evidence of insurability on payment of the renewal premium. A Renewal Period shall begin on the date the Term Period or the previous Renewal Period ends.

The renewal premium in each Renewal Period shall be due, subject to the grace period provision, on the date that Renewal Period begins.

RENEWAL OF PROVISION IF INSURED DISABLED

This Provision will be renewed on the date the Term Period or any Renewal Period ends: (i) if it has not terminated or been exchanged; and (ii) if premiums have been waived under the policy, in accordance with any Disability Waiver of Premiums Benefit shown on page 3, for the policy month just preceding the end of such Term Period or Renewal Period.

TERMINATION

This Provision will terminate without value, on the earliest of:

a. The lapse, exchange or termination of the policy; or

b. The payment or use of the surrender value of the policy; or

c. The exchange of this Provision for a policy; or

d. The use of dividend and interest credit under dividend option c to make the policy fully paid-up; or

e. The last date to which premiums may be paid under the policy; or

f. The date this Provision is discontinued on request.

Signed for the Company at Boston, Massachusetts.

President	Secretary

V9325C-3 Yearly Renewable Term